FRONTIER FINANCIAL CORPORATION
332 SW Everett Mall Way
Everett, Washington 98204

Contact: Patrick M. Fahey
Frontier Financial Corporation
Chairman and CEO
425-423-7250

John J. Dickson
Frontier Bank
President
425-514-0700

NEWS RELEASE

For release January 29, 2010, 5:30 A.M. PDT

FRONTIER FINANCIAL CORPORATION ANNOUNCES IMPROVED OPERATING
RESULTS FOR THE FOURTH QUARTER 2009

EVERETT, WASHINGTON – January 29, 2010 – Frontier Financial Corporation (NASDAQ: FTBK) today announced results for the quarter and year ended December 31, 2009.  For the three months ended December 31, 2009, the Corporation reported a net loss of $33.9 million, or ($7.19) per diluted share, compared to a net loss of $141.1 million, or ($29.93) per diluted share, for the three months ended September 30, 2009, and net loss of $89.5 million, or ($19.03) per diluted share, for the three months ended December 31, 2008.  For the year ended December 31, 2009, the Corporation reported a net loss of $258.8 million, or ($54.91) per diluted share, compared to a net loss of $89.7, or ($19.10) per diluted share, a year ago.  All results reflect the one-for-ten reverse stock split, which was effective November 24, 2009.

Highlights for the fourth quarter and year ended December 31, 2009 include:

•	Net loss decreased $107.2 million, or 76.0%, for the fourth quarter 2009, compared to the previous quarter;

•	Annualized tax equivalent net interest margin increased 26 basis point to 2.30% at December 31, 2009, compared to 2.04% at September 30, 2009;

•	Nonperforming loans decreased $105.3 million, or 13.0%, for the fourth quarter 2009, compared to the previous quarter;

•	Nonperforming assets decreased $34.0 million, or 3.7%, for the fourth quarter 2009, compared to the previous quarter;

•	The ratio of loans past due 30 to 89 days to total loans improved to 4.3% at December 31, 2009, compared to 7.3% at September 30, 2009;

•	Total deposits, excluding brokered deposits, increased $29.1 million for the fourth quarter 2009, compared to the previous quarter; and

•	Total liquidity, as a percentage of total assets, improved to 13.5% at December 31, 2009, compared to 12.1% at September 30, 2009.

The results for the fourth quarter and year ended December 31, 2009, also reflect a $40.4 million and $89.2 million income tax benefit primarily related to newly enacted legislation that allows banks, such as Frontier Bank, that had not received government assistance in the form of TARP, to carryback losses incurred in 2008 or 2009 for a period of five years.  We expect to receive an income tax refund of approximately $82.4 million in 2010.

Despite these challenging times, the Board of Directors and management continue to take important steps to strengthen the Corporation.  We continue to reduce our concentrations in real estate construction and land development loans and have successfully reduced these portfolios by $1.39 billion, or 57.3%, from June 30, 2008 to December 31, 2009, including undisbursed loan commitments, as defined by the FDIC.

Patrick M. Fahey, Chairman and CEO of Frontier Financial Corporation said, “It is gratifying to see improving trends due to the tremendous efforts and sacrifices of our staff during these very difficult times.  Our progress and improved liquidity are very much a result of the loyalty of our customers and the strong support of the communities we serve, for which we are very grateful.”

Liquidity

We continue to closely monitor and manage our liquidity position, understanding that this is of critical importance in the current economic environment.  At December 31, 2009, total liquidity, as a percentage of assets, was at its highest level for 2009, totaling 13.5%

In an effort to increase on-balance sheet liquidity, we have been focused on restructuring our balance sheet, and in particular, reducing the loan portfolio and increasing core deposits.  As a result, we have increased our federal funds sold balances to $333.8 million at December 31, 2009, an increase of $216.1 million from a year ago, to maintain a strong liquidity position.  For the quarter ended December 31, 2009, total loans decreased $281.5 million, or 8.9%, compared to the previous quarter.  Year-over-year, total loans decreased $909.2 million, or 24.1%.

For the quarter ended December 31, 2009, total deposits decreased $103.1 million to $3.12 billion.  During the quarter, $132.2 million of non-core brokered deposits matured, resulting in a net increase in deposits, excluding brokered deposits, of $29.1 million.  Similarly, since March 31, 2009, we have reduced our brokered deposit balances by $367.3 million, resulting in a net increase in total deposits, excluding brokered deposits, of $136.1 million, over the past nine months.

Capital

On January 20, 2010, we held a special shareholder meeting in which shareholders approved an increase in the total number of shares of common stock that we are authorized to issue from 10 million to 200 million shares.  The availability of these additional shares of common stock will allow us the capability and flexibility to issue new shares for a variety of purposes, including raising additional capital and increasing our regulatory capital ratios.

As previously announced, on October 5, 2009, the Corporation and SP Acquisition Holdings, Inc. (“SPAH”) mutually agreed to terminate their Agreement and Plan of Merger, dated as of July 30, 2009, effective immediately,  due to the fact that certain closing conditions contained in the merger agreement could not be met.  Since the termination of the transaction, we have continued to seek out equity investors and have made numerous contacts with potential investors.

Review of Financial Condition

Loans

At December 31, 2009, total loans, including loans held for resale, were $2.87 billion, compared to $3.15 billion at September 30, 2009, and $3.78 billion a year ago.

The decreases in total loans at December 31, 2009, compared to the previous quarter and a year ago, are attributable to decreases in new loan originations, loan pay downs and increased loan charge-offs.  With few exceptions, we have suspended the origination of new real estate construction, land development and completed lot loans.  For the fourth quarter 2009, new loan originations totaled $26.2 million, compared to $22.4 million in the third quarter 2009, and $74.2 million in the fourth quarter 2008.  New loan originations for the twelve months ended December 31, 2009, totaled $126.3 million, compared to $833.5 million for the same period a year ago, a decrease of $707.2 million, or 84.8%.

Management continues to proactively manage credit quality and loan collections and address workout strategies.  Net charge-offs for the three months ended December 31, 2009, totaled $91.0 million, compared to $96.6 million for the three months ended September 30, 2009, and $39.2 for the three months ended December 31, 2008.  Net charge-offs for the twelve months ended December 31, 2009 and 2008, totaled $337.3 million and $63.0 million, respectively.

Allowance for Loan Losses

The total allowance for loan losses was $121.3 million, or 4.23%, of total loans outstanding at December 31, 2009, compared to $142.2 million, or 4.51%, at September 30, 2009, and $112.6 million, or 2.98%, at December 31, 2008.  The allowance for loan losses, including the reclassified allocation for undisbursed loans of $991 thousand, would amount to a total allowance of $122.3 million, or 4.26%, of total loans outstanding at December 31, 2009.

Asset Quality

Nonperforming assets are summarized as follows (in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2008
Commercial and industrial	$31,401	$29,147	$27,092	$12,745	$12,908
Real estate:
Commercial	89,708	81,870	73,130	14,527	10,937
Construction	192,215	277,146	267,102	286,342	181,905
Land development	234,627	274,959	267,907	217,082	177,139
Completed lots	87,632	85,341	88,072	94,438	34,005
Residential 1-4 family	68,178	60,669	40,433	30,521	17,686
Installment and other	1,432	1,388	822	718	645
Total nonaccruing loans	705,193	810,520	764,558	656,373	435,225

Other real estate owned	173,162	101,805	54,222	18,874	10,803
Total nonperforming assets	$878,355	$912,325	$818,780	$675,247	$446,028

Total loans at end of period (1)	$2,869,498	$3,151,004	$3,416,219	$3,659,510	$3,778,733
Total assets at end of period	$3,628,472	$3,772,109	$3,987,403	$4,154,267	$4,104,445

Total nonaccruing loans to total loans	24.58%	25.72%	22.38%	17.94%	11.52%
Total nonperforming assets to
total assets	24.21%	24.19%	20.53%	16.25%	10.87%

(1) Includes loans held for resale.

The ratio of loans past due 30 to 89 days was 4.3% of total loans at December 31, 2009, compared to 7.3% at September 30, 2009, 6.2% at June 30, 2009, 9.7% at March 31, 2009 and 5.9% at December 31, 2008.  There were no loans 90 days or more past due and still accruing interest at December 31, 2009.

Results of Operations

Net interest income

Net interest income for the three months ended December 31, 2009, totaled $20.0 million, compared to $18.9 million for the three months ended September 30, 2009, and $33.9 million for the three months ended December 31, 2008.  Net interest income for the twelve months ended December 31, 2009, totaled $84.1 million, compared to $166.9 million for the same period a year ago.  For all periods, the decrease in net interest income was primarily attributable to increases in net loan charge-offs and nonperforming loans placed on nonaccrual status.

For the fourth quarter 2009, net interest income increased $1.1 million, or 5.9%, compared to the previous quarter.  For the period, changes in average earning assets and liabilities decreased net interest income by $1.1 million, whereas changes in interest rates increased net interest income by $2.2 million. For the period, the average quarterly yield on earning assets increased 12 basis points to 4.57% and the average cost of funds decreased 24 basis points to 2.52%.

For the three months ended December 31, 2009, net interest income decreased $13.9 million, or 41.0%, compared to the same period a year ago.  For the period, changes in average earning assets and average interest bearing liabilities decreased net interest income by $9.2 million and changes in interest rates decreased net interest income by $4.7 million.  For the quarter ended December 31, 2009, average net earning assets (average earning assets less average interest bearing liabilities) totaled $359.9 million, compared to $710.8 million a year ago, a decrease of $350.9 million, or 49.4%.  The average yield on earning assets was 4.57% for the fourth quarter 2009, down 147 basis points from 6.04% for the fourth quarter 2008.  The average cost on interest bearing liabilities was down 69 basis points for the period.

For the twelve months ended December 31, 2009, net interest income decreased $82.8 million, or 49.6%, compared to the same period a year ago.  For the period, changes in average earning assets and average interest bearing liabilities decreased net interest income by $30.3 million and changes in interest rates decreased net interest income by $52.6 million.  For the period, average net earning assets decreased $168.4 million, or 24.0%.  Year-over-year, the average yield on earning assets and average cost of funds decreased 243 basis points and 62 basis points, respectively.

The annualized tax equivalent net interest margin increased 26 basis points for the three months ended December 31, 2009, compared to the previous quarter.  The increase in the annualized tax equivalent net interest margin was primarily attributable to a decrease in the amount of interest income reversed as the result of loans going into nonaccrual status.  For the three months ended December 31, 2009, we reversed $1.7 million of interest income, compared to $3.5 million for the three months ended September 30, 2009.

The annualized tax equivalent net interest margin was 2.30% for the three months ended December 31 2009, compared to 3.42% for the same period a year ago, a decrease of 112 basis points.  Of that decrease the reversal of $1.7 million of interest accruals lowered the tax equivalent net interest margin by approximately 19 basis points.  The remainder of the decrease in net interest margin can be attributed to the increase in total nonaccruing loans, lower loan fees as a result of reduced loan originations and a reduction of average outstanding loan balances.

The annualized tax equivalent net interest margin was 2.23% for the twelve months ended December 31, 2009, compared to 4.26% for the twelve months ended December 31, 2008, a decrease of 203 basis points.  For the twelve months ended December 31, 2009, the reversal of $17.0 million of interest income on nonaccrual loans lowered the tax equivalent net interest margin by approximately 43 basis points.  The year-over-year decrease in the tax equivalent net interest margin can also be attributed to the increase in total nonaccruing loans and a decrease in new loan originations.  For the year ended December 31, 2009, new loan originations decreased 84.8%, compared to the same period a year ago, resulting in lower loan fees.

Also contributing to the decrease in the annualized tax equivalent net interest margin for the three and twelve months ended December 31, 2009, compared to the same periods in 2008, was the change in mix of earning assets. As previously mentioned, in an effort to increase on-balance sheet liquidity, we have increased federal funds sold balances.  For the fourth quarter of 2009, average federal funds sold accounted for approximately 9.8% of total average earning assets, compared to 1.1% for the fourth quarter of 2008.  For the years ended December 31, 2009 and 2008, average federal funds sold accounted for approximately 7.8% and 0.7% of total average earning assets, respectively.  Typically, federal funds sold are a lower earning asset and currently yield a rate of 0.25%.

Noninterest income

For the three months ended December 31, 2009, total noninterest income was $1.9 million, compared to $2.9 million for the three months ended September 30, 2009, and $7.5 million for the three months ended December 31, 2008.  For the twelve months ended December 31, 2009, total noninterest income was $12.7 million, compared to $14.8 million for the same period a year ago.

Total noninterest income decreased $977 thousand, or 33.9%, for the three months ended December 31, 2009, compared to the previous quarter, and was primarily attributable to the increase in net loss on sale of other real estate owned.  During the fourth quarter 2009, we recognized a net loss of $2.0 million, as the result of a $1.6 million valuation adjustment and a loss on sale of $476 thousand.  Comparatively, for the third quarter 2009, we recognized a net loss of $1.1 million related to other real estate owned, resulting from an $820 thousand valuation adjustment and a $248 thousand loss on sale.  The valuation adjustments on other real estate owned, for the third and fourth quarters of 2009, were the result of declines in the estimated market value of these properties subsequent to foreclosure.

Total noninterest income decreased $5.6 million for the three months ended December 31, 2009, compared to the same period in 2008.  During the fourth quarter 2008, we recognized a $3.1 million pre-tax gain on sale of securities.  There were no security sales in the fourth quarter 2009.  Additionally, the net loss on sale of other real estate owned increased $2.1 million for the three months ended December 31, 2009, compared to the same period a year ago.  The continued slowdown in the local housing market, which has adversely affected our real estate construction, land development and completed lot loans, has led to an increase in foreclosures and the movement of real estate properties into OREO.  At December 31, 2009, OREO totaled $173.2 million, compared to $10.8 million at December 31, 2008.  Declines in the market values of these properties after foreclosure resulted in valuation adjustments totaling $1.6 million for the three months ended December 31, 2009.  No valuation adjustments were deemed necessary for the three months ended December 31, 2008.

For the twelve months ended December 31, 2009, total noninterest income decreased $2.1 million, or 14.4%, compared to the same period a year ago.  During the third quarter of 2008, we recognized a $6.4 million pre-tax loss related to other than temporarily impaired investments in Fannie Mae, Freddie Mac and Lehman Brothers.  There was no such impairment charge for 2009.  The 2008 impairment charges were partially offset by a net gain on the sale of securities of $4.6 million. Additionally, for the twelve months ended December 31, 2009, we recognized a net loss on sale of other real estate owned of $3.6 million, primarily due to valuation adjustments resulting from declines in the market value of these properties subsequent to foreclosure.  For the same period a year ago, we recognized a $97 thousand net gain on sale of other real estate owned.  Excluding the impact of securities and other real estate owned activities; noninterest income decreased $234 thousand to $16.4 million for 2009, primarily as a result of a decrease in revenues from our Insurance and Investment Center.

Noninterest expense

For the three months ended December 31, 2009, total noninterest expense was $26.2 million, compared to $24.8 million and $94.9 million for the three months ended September 30, 2009 and December 31, 2008, respectively.  For the twelve months ended December 31, 2009, total noninterest expense was $99.7 million, compared to $160.1 million for the same period a year ago.  Included in the quarter ended December 31, 2008 was a $77.1 million charge for the impairment of goodwill.

For the three months ended December 31, 2009, total noninterest expense increased $1.4 million, or 5.8%, compared to the previous quarter.  The increase in total noninterest expense was primarily attributable to the $2.1 million increase in FDIC insurance premiums.  The $539 thousand decrease in other noninterest expense relates to decreases in collection and foreclosure expense, as well as, a decrease in consulting fees.

Total noninterest expense decreased $68.7 million, or 72.3%, for the three months ended December 31, 2009, compared to the same period a year ago.  Excluding the $77.1 million goodwill impairment charge during the fourth quarter 2008, total noninterest expense increased $8.4 million, or 46.9%, for the period.  The increase in total noninterest expense was attributable to increases in salaries and employee benefits, FDIC insurance and other noninterest expense.  For the period, salaries and employee benefits increased $1.7 million, or 17.7%, and was primarily attributable to the decrease in deferred loan costs resulting from the reduction in new loan originations.  FDIC insurance premiums increased $4.1 million due to an increase in assessments.  The $2.4 million, or 48.6%, increase in other noninterest expense was primarily due to the increase in nonperforming assets for the period, which resulted in a $1.9 million increase in foreclosure expense and a $609 thousand increase in legal expense.

Excluding the fourth quarter 2008 goodwill impairment charge, total noninterest expense increased $16.7 million, or 20.2%, for the twelve months ended December 31, 2009, compared to the same period in 2008.  The increase in total noninterest expense was primarily attributable to the $13.3 million increase in FDIC insurance and the $6.0 million increase in other noninterest expense, partially offset by the $1.4 million decrease in salaries and employee benefits. The decrease in salaries and employee benefits for the twelve months ended December 31, 2009, compared to the same period a year ago, was primarily the result of the elimination of bonus and incentive pay, a reduction in executive compensation, a moratorium on hiring and a reduction in force, partially offset by a reduction in deferred loan costs.  At December 31, 2009, full time equivalent employees totaled 703, down from 799 at December 31, 2008, a decrease of 12.0%.  In addition, the Board of Directors voted to suspend the Corporation’s matching of employee 401(K) Plan contributions, effective May 1, 2009.    Excluding the impact of the lower deferred loan costs in 2009, resulting from lower loan originations, the reduction in salaries and benefits would have been $6.2 million.   The increase in other noninterest expense is primarily attributable to increases in collection expense, foreclosure expense and legal fees resulting from an increase in nonperforming assets for the period.  Despite these increases, however, management has been successful in reducing other targeted noninterest expenses.  Management set a goal of reducing those targeted noninterest expense categories by $8.5 million for 2009.  The cost containment efforts resulted in a reduction of those targeted expense categories by $10.2 million in 2009.  Those categories included salaries and benefits, consulting, marketing, advertising, director fees and expenses related to furniture and equipment.

Certain amounts in prior years’ financial statements have been reclassified to conform to the 2009 presentation.  These classifications have not had an effect on previously reported income or total equity.

Frontier Financial Corporation is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank.  Frontier Bank offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA.  Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof.  The words “should,” “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements.  Future events are difficult to predict, and the expectations described above are subject to risks and uncertainties that may cause actual results to differ materially.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others:  (1) the extent and duration of continued economic and market disruptions and governmental actions to address these disruptions; (2) the risk of new and changing legislation, regulation and/or regulatory actions; (3) pending litigation and regulatory actions; (4) local and national general and economic conditions; (5) changes in interest rates; (6) reductions in loan demand or deposit levels; and (7) changes in loan collectibility, defaults and charge-off rates.

Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier’s 2008 Form 10-K and Frontier’s Form 10-Q for the quarter ending September 30, 2009.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except for shares and per share amounts)
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
	2009	2009	2008
INTEREST INCOME
Interest and fees on loans	$39,207	$40,595	$59,343
Interest on investments	764	895	1,049
Total interest income	39,971	41,490	60,392
INTEREST EXPENSE
Interest on deposits	16,175	18,703	22,715
Interest on borrowed funds	3,806	3,909	3,822
Total interest expense	19,981	22,612	26,537

Net interest income	19,990	18,878	33,855
PROVISION FOR LOAN LOSSES	70,000	140,000	44,400
Net interest loss after provision for loan losses	(50,010)	(121,122)	(10,545)
NONINTEREST INCOME
Gain on sale of securities	-	-	3,129
Gain on sale of secondary mortgage loans	229	232	247
Net gain (loss) on sale of other real estate owned	(2,047)	(1,068)	4
Service charges on deposit accounts	1,558	1,611	1,291
Other noninterest income	2,161	2,103	2,831
Total noninterest income	1,901	2,878	7,502

NONINTEREST EXPENSE
Salaries and employee benefits	11,058	11,290	9,398
Occupancy expense	2,689	2,694	2,406
State business taxes	324	239	370
FDIC insurance	4,800	2,682	730
Other noninterest expense	7,370	7,909	4,960
	26,241	24,814	17,864
Goodwill impairment	-	-	77,073
Total noninterest expense	26,241	24,814	94,937

LOSS BEFORE BENEFIT FOR
INCOME TAXES	(74,350)	(143,058)	(97,980)
BENEFIT FOR INCOME TAXES	(40,425)	(1,970)	(8,464)
NET LOSS	$(33,925)	$(141,088)	$(89,516)
Weighted average number of
shares outstanding for the period	4,715,370	4,713,185	4,703,840
Basic losses per share	$(7.19)	$(29.93)	$(19.03)
Weighted average number of diluted shares
outstanding for period	4,715,370	4,713,185	4,703,840
Diluted losses per share	$(7.19)	$(29.93)	$(19.03)

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS (Continued)
(In thousands, except for shares and per share amounts)
(Unaudited)

	Twelve Months Ended
	December 31,	December 31,
	2009	2008
INTEREST INCOME
Interest and fees on loans	$173,934	$273,392
Interest on investments	3,599	5,663
Total interest income	177,533	279,055
INTEREST EXPENSE
Interest on deposits	77,661	96,091
Interest on borrowed funds	15,801	16,094
Total interest expense	93,462	112,185

Net interest income	84,071	166,870
PROVISION FOR LOAN LOSSES	345,000	120,000
Net interest income (loss) after
provision for loan losses	(260,929)	46,870
NONINTEREST INCOME
Provision for loss on securities	-	(6,430)
Gain (loss) on sale of securities	(102)	4,570
Gain on sale of secondary mortgage loans	1,675	1,321
Gain on sale of premises and equipment	136	30
Net gain (loss) on sale of other real estate owned	(3,566)	97
Service charges on deposit accounts	6,154	5,421
Other noninterest income	8,394	9,821
Total noninterest income	12,691	14,830

NONINTEREST EXPENSE
Salaries and employee benefits	46,985	48,403
Occupancy expense	10,953	11,148
State business taxes	1,068	2,013
FDIC insurance	15,962	2,650
Other noninterest expense	24,766	18,785
	99,734	82,999
Goodwill impairment	-	77,073
Total noninterest expense	99,734	160,072

LOSS BEFORE BENEFIT FOR
INCOME TAXES	(347,972)	(98,372)
BENEFIT FOR INCOME TAXES	(89,154)	(8,635)
NET LOSS	$(258,818)	$(89,737)
Weighted average number of
shares outstanding for the period	4,713,219	4,699,163
Basic losses per share	$(54.91)	$(19.10)
Weighted average number of diluted shares
outstanding for period	4,713,219	4,699,163
Diluted losses per share	$(54.91)	$(19.10)

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except for shares and per share amounts)
(Unaudited)

	December 31,	September 30,	December 31,
	2009	2009	2008
ASSETS
Cash and due from banks	$93,761	$36,921	$52,022
Federal funds sold	333,819	363,081	117,740
Securities
Available for sale, at fair value	85,092	73,834	90,606
Held to maturity, at amortized cost	2,102	3,079	3,085
Total securities	87,194	76,913	93,691

Loans held for resale	3,221	3,464	6,678
Loans	2,866,277	3,147,540	3,772,055
Allowance for loan losses	(121,349)	(142,229)	(112,556)
Net loans	2,748,149	3,008,775	3,666,177

Premises and equipment, net	47,704	48,826	51,502
Intangible assets	581	634	794
Federal Home Loan Bank (FHLB) stock	19,885	19,885	19,885
Bank owned life insurance	25,385	25,116	24,321
Other real estate owned	173,162	101,805	10,803
Other assets	98,832	90,153	67,510
Total assets	$3,628,472	$3,772,109	$4,104,445

LIABILITIES
Deposits
Noninterest bearing	$377,258	$403,534	$395,451
Interest bearing	2,745,218	2,822,087	2,879,714
Total deposits	3,122,476	3,225,621	3,275,165

Federal funds purchased and
securities sold under repurchase agreements	11,107	15,584	21,616
Federal Home Loan Bank advances	375,479	375,752	429,417
Junior subordinated debt	5,156	5,156	5,156
Other liabilities	19,280	20,329	21,048
Total liabilities	3,533,498	3,642,442	3,752,402

SHAREOWNERS' EQUITY
Common stock, no par value; 100,000,000 shares authorized	258,202	258,425	256,137
Retained earnings (accumulated deficit)	(160,807)	(126,873)	98,020
Accumulated other comprehensive loss, net of tax	(2,421)	(1,885)	(2,114)
Total shareowners' equity	94,974	129,667	352,043
Total liabilities and shareowners' equity	$3,628,472	$3,772,109	$4,104,445

Shares outstanding at end of period	4,725,076	4,713,185	4,709,510

Book value	$20.10	$27.51	$74.75
Tangible book value	$19.98	$27.38	$74.58

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS
(In thousands)
(Unaudited)

	For the Period Ended (Year-to-Date)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2008
Loans by Type (including loans
held for resale)
Commercial and industrial	$388,548	$405,405	$425,221	$444,681	$457,215
Real Estate:
Commercial	965,150	988,004	1,017,204	1,020,530	1,044,833
Construction	448,063	587,594	713,571	870,201	949,909
Land development	319,311	405,400	476,562	512,804	580,453
Completed lots	252,475	257,057	272,824	297,702	249,685
Residential 1-4 family	426,211	436,744	433,884	443,361	431,170
Installment and other loans	69,740	70,800	76,953	70,231	65,468
Total loans	$2,869,498	$3,151,004	$3,416,219	$3,659,510	$3,778,733

Allowance for Loan Losses
Balance at beginning of period	$114,638	$114,638	$114,638	$114,638	$57,658
Provision for loan losses	345,000	275,000	135,000	58,000	120,000
Loans charged-off
Commercial and industrial	(37,044)	(26,494)	(18,891)	(5,355)	(3,101)
Real Estate:
Commercial	(12,477)	(9,212)	(1,176)	(149)	(1,264)
Construction	(117,258)	(90,431)	(62,036)	(29,448)	(31,968)
Land development	(109,651)	(74,231)	(38,015)	(19,057)	(12,165)
Completed lots	(44,031)	(35,525)	(19,286)	(3,504)	(13,839)
Residential 1-4 family	(18,708)	(11,596)	(10,771)	(2,127)	(846)
Installment and other loans	(2,362)	(1,795)	(1,089)	(205)	(343)
Total charged-off loans	(341,531)	(249,284)	(151,264)	(59,845)	(63,526)
Recoveries
Commercial and industrial	715	616	496	211	308
Real Estate:
Commercial	2	-	-	-	-
Construction	2,705	2,048	863	51	161
Land development	12	57	57	57	-
Completed lots	665	148	66	16	9
Residential 1-4 family	62	59	27	-	-
Installment and other loans	72	47	4	2	28
Total recoveries	4,233	2,975	1,513	337	506
Net (charge-offs) recoveries	(337,298)	(246,309)	(149,751)	(59,508)	(63,020)
Balance before portion identified
for undisbursed loans	122,340	143,329	99,887	113,130	114,638
Portion of reserve identified for
undisbursed loans	(991)	(1,100)	(1,304)	(1,646)	(2,082)
Balance at end of period	$121,349	$142,229	$98,583	$111,484	$112,556

Allowance for loan losses as a
percentage of total loans,
including loans held for resale	4.23%	4.51%	2.89%	3.05%	2.98%

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS (Continued)
(In thousands)
(Unaudited)

	For the Period Ended (Year-to-Date)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2008
Nonperforming Assets (NPA)
Nonaccruing loans	$705,193	$810,520	$764,558	$656,373	$435,225
Other real estate owned	173,162	101,805	54,222	18,874	10,803
Total nonperforming assets	878,355	912,325	818,780	675,247	446,028

Total nonaccruing loans to
total loans	24.58%	25.72%	22.38%	17.94%	11.52%
Total NPA to total assets	24.21%	24.19%	20.53%	16.25%	10.87%

Interest Bearing Deposits
Money market, sweep and NOW	$497,952	$428,704	$409,606	$365,807	$325,554
Savings	241,261	276,989	285,725	334,076	365,114
Time deposits	2,006,005	2,116,394	2,148,970	2,243,362	2,189,046
Total interest bearing deposits	$2,745,218	$2,822,087	$2,844,301	$2,943,245	$2,879,714

Capital Ratios
Tier 1 leverage ratio	2.69%	3.40%	6.74%	7.60%	8.62%
Tier 1 risk-based capital ratio	3.42%	4.33%	8.15%	9.13%	9.64%
Total risk-based capital ratio	4.70%	5.62%	9.42%	10.40%	10.91%

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
Performance Ratios	2009	2009	2009	2009	2008
ROA (annualized)	-3.66%	-14.39%	-4.92%	-3.18%	-8.68%
ROE (annualized)	-110.87%	-234.71%	-63.92%	-38.70%	-81.58%

Average assets	$3,677,366	$3,922,015	$4,061,874	$4,248,979	$4,125,319
Average shareholders' equity	$121,400	$240,448	$312,851	$349,465	$438,908

	For the Period Ended (Year-to-Date)
	December 31,	September 30,	June 30,	March 31,	December 31,
Performance Ratios	2009	2009	2009	2009	2008
ROA (annualized)	-6.51%	-7.38%	-4.03%	-3.18%	-2.18%
ROE (annualized)	-101.36%	-100.06%	-50.63%	-38.70%	-19.42%

Average assets	$3,975,914	$4,076,476	$4,154,923	$4,248,979	$4,107,571
Average shareholders' equity	$255,357	$300,498	$331,056	$349,465	$461,981

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS (Continued)
(In thousands)
(Unaudited)

Quarterly Average Balances

	December 31,	September 30,	December 31,
	2009	2009	2008
ASSETS
Cash and due from banks	$43,592	$43,317	$48,279
Federal funds sold	343,273	306,772	44,246
Securities
Available for sale, at fair value	70,297	79,425	97,124
Held to maturity, at amortized cost	2,750	3,076	3,517
Total securities	73,047	82,501	100,641

Loans held for resale	2,840	4,118	2,414
Loans
Commercial and industrial	402,635	423,953	456,594
RE commercial	982,957	1,003,786	1,051,625
RE construction	530,202	661,786	1,022,043
RE land development	382,081	455,623	602,838
RE completed lots	263,499	271,602	249,849
RE residential 1-4 family	430,892	426,531	385,218
Installment and other	70,500	70,868	69,656
Total	3,065,606	3,318,267	3,840,237
Allowance for loan losses	(137,893)	(108,254)	(121,289)
Net loans	2,927,713	3,210,013	3,718,948

Premises and equipment, net	48,501	49,344	51,819
Intangible assets	609	662	77,905
FHLB Stock	19,885	19,885	18,084
Bank owned life insurance	25,240	24,968	24,185
Other real estate owned	120,561	66,843	3,468
Other assets	74,945	117,710	37,744
Total assets	$3,677,366	$3,922,015	$4,125,319

LIABILITIES
Deposits
Noninterest bearing	$394,358	$404,988	$389,127
Interest bearing
MMA, Sweep and NOW	447,971	416,738	407,758
Savings	253,663	282,065	392,845
Time deposits	2,048,046	2,137,770	2,065,873
Total interest bearing	2,749,680	2,836,573	2,866,476
Total deposits	3,144,038	3,241,561	3,255,603

Fed funds purchased and
repurchase agreements	11,484	15,806	61,487
FHLB advances	375,564	397,578	359,296
Junior subordinated debentures	5,156	5,156	5,156
Other liabilities	19,724	21,466	4,869
Total liabilities	3,555,966	3,681,567	3,686,411
Total shareholders’ equity	121,400	240,448	438,908
Total liabilities and shareholders’ equity	$3,677,366	$3,922,015	$4,125,319

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS (Continued)
(In thousands)
(Unaudited)

Year-to-Date Average Balances

	December 31,	December 31,
	2009	2008
ASSETS
Cash and due from banks	$44,680	$50,410
Federal funds sold	300,617	29,197
Securities
Available for sale, at fair value	78,637	122,499
Held to maturity, at amortized cost	2,997	3,685
Total securities	81,634	126,184

Loans held for resale	5,353	3,391
Loans
Commercial and industrial	429,256	437,481
RE commercial	1,008,493	1,036,171
RE construction	738,100	1,056,159
RE land development	474,046	585,508
RE completed lots	275,010	244,575
RE residential 1-4 family	430,776	342,654
Installment and other	69,851	68,562
Total	3,430,885	3,774,501
Allowance for loan losses	(120,733)	(82,529)
Net loans	3,310,152	3,691,972

Premises and equipment, net	49,882	51,214
Intangible assets	688	78,013
FHLB Stock	19,885	18,587
Bank owned life insurance	24,836	24,118
Other real estate owned	57,967	2,301
Other assets	85,573	35,575
Total assets	$3,975,914	$4,107,571

LIABILITIES
Deposits
Noninterest bearing	$397,533	$379,766
Interest bearing
MMA, Sweep and NOW	396,287	586,943
Savings	298,370	349,318
Time deposits	2,177,546	1,894,455
Total interest bearing	2,872,203	2,830,716
Total deposits	3,269,736	3,210,482

Fed funds purchased and
repurchase agreements	16,226	73,460
FHLB advances	407,015	338,268
Junior subordinated debentures	5,156	5,156
Other liabilities	22,424	18,224
Total liabilities	3,720,557	3,645,590
Total shareholders’ equity	255,357	461,981
Total liabilities and shareholders’ equity	$3,975,914	$4,107,571